Exhibit 10.1

LINE OF CREDIT PROMISSORY NOTE

This promissory note (the "Note") is made as of the first day of April, 2002, by Lawrence P. Destro ("Destro") in favor of Moto Photo, Inc., a Delaware corporation ("Employer"), located at 4444 Lake Center Drive, Dayton, Ohio 45426. This Note is based on the following understandings:

a. Destro was employed by Employer as its Chief Executive Officer on July 1, 2001, pursuant to an employment agreement dated as of June 28, 2001 ("the Employment Agreement"). Pursuant to the Employment Agreement, Employer agreed to pay certain costs associated with Destro's relocation from the Boston, Massachusetts area to Dayton, including realtor fees associated with the sale of his Boston home of up to $55,000. In November, 2001, Employer agreed to permit Destro to use approximately $4,500 a month to pay his mortgage and to offset that amount against the realtor fees that would otherwise be payable by Employer ("the Arrangement"). The Arrangement has now terminated. As used in this Agreement, the term "Realtor Fees" shall mean those amounts paid to Destro as offset to realtor fees pursuant to the Arrangement, as well as any realtor fees actually payable by Employer at the time of sale of Destro's Boston home.

b. Destro's home in Boston has not sold as quickly as anticipated and Destro continues to incur substantial costs in maintaining two homes. Employer is willing to lend Destro funds to cover a portion of the shortfall.

Accordingly, Destro promises to pay to Employer, or its successors or assigns, the total sum of money which shall have been advanced to Destro under this Note, on the following terms:

1. The term of this Note shall run from April 1, 2002 through September 1, 2002 ("the Term"). At the end of the Term, Employer shall re-evaluate Destro's situation and determine whether to extend this Note.

2. Upon request from Destro from time to time, Employer shall make advances to Destro of up to Three Thousand Dollars ($3,000) per month during the Term, provided that he takes only a single advance per month.

3. No interest shall accrue on the unpaid principal under this Note; provided, however, that should Destro not immediately repay this Note as provided in Paragraphs 5, 6, or 7, as applicable, interest shall begin to accrue from the date payment was due. Annual interest on the unpaid principal shall be calculated on the first day of each month at the prime rate charged by The Provident Bank from time to time. Unpaid interest shall be added to the principal amount due under this Note.

4. All payments under this Note will be credited first to payment of any amounts due Employer under Paragraph 8 of this Note, next to the payment of any interest accrued pursuant to Paragraph 3 of this Note, and last to the payment of principal.

5. Unless due sooner as provided in Paragraphs 6 and 7 of this Note, all amounts loaned to Destro under this Note shall be due and payable upon the sale of Destro's Boston home from the Proceeds of such sale. "Proceeds" shall mean all proceeds, including amounts to be paid pursuant to promissory notes or other future cash, received by Destro in the sale of his Boston home that exceed the sum of $1,050,000 plus selling costs (including realtor fees in excess of Realtor Fees paid by Employer but excluding home repairs or improvements made to facilitate the sale of the home). Destro shall have no obligation to repay any amounts in excess of the Proceeds. For example, assume Destro draws $60,000 under this Note and his Boston home sells for $1,170,000, with selling costs (e.g., home guarantee) of $1,000, and realtor fees of $120,000 (of which Employer has paid a total of $55,000 directly at the close and/or as offset pursuant to the Arrangement). This would leave Proceeds of $54,000, calculated as follows: $1,170,000 less the sum of $1,050,000, $1,000, and ($120,000 - $55,000). Destro would have the obligation to repay $54,000 from the Proceeds at closing and would have no obligation to repay the remaining $6,000. Any unpaid amounts will be treated as additional compensation and Destro will be responsible for any employee and withholding taxes.

6. The principal amount advanced to Destro under this Note shall be due and payable immediately if Destro voluntarily leaves his employment with Employer for any reason other than "good reason" (as such term is defined in the Employment Agreement") or if Employer terminates Destro's employment for cause (as such term is defined in the Employment Agreement).

7. Notwithstanding the provisions of Paragraphs 5 and 6 of this Note, if Destro's Boston home has not sold by March 1, 2003, all amounts loaned to Destro under this Note shall be due and payable March 1, 2003.

8. Destro shall indemnify Employer for and hold Employer harmless from any and all expenses incurred by Employer in enforcing this Note, including, without limitation, litigation expenses, court costs, and reasonable attorneys fees.

9. This Note has been executed by Destro in Ohio and shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to Ohio's conflict of laws principles.

10. Destro has executed this Note on August 21, 2002, but the Note is effective as of April 1, 2002. This Note formalizes the previously-reached agreement of Destro and Employer with respect to a committed, and partially performed, line of credit and does not represent the extension or renewal of credit on the date of its execution.

 /s/ Lawrence P. Destro

Lawrence P. Destro

Countersigned:

Moto Photo, Inc.

By /s/ Alfred E. Lefeld

 Alfred E. Lefeld, VP and CFO